EXHIBIT 4.3

ANNEX X

to

RECEIVABLES SALE AGREEMENT

and

RECEIVABLES FUNDING AGREEMENT

each dated as of

May 27, 2004

Definitions and Interpretation

SECTION 1. Definitions and Conventions. Capitalized terms used in the Sale Agreement and the Funding Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“Accounting Changes” shall mean, with respect to any Person, (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (b) changes in accounting principles concurred in by such Person’s certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments.

“Additional Amounts” shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Funding Agreement.

“Additional Costs” shall have the meaning assigned to it in Section 2.09(b) of the Funding Agreement.

“Administrative Agent” shall have the meaning set forth in the Preamble of the Funding Agreement.

“Administrative Services Agreement” shall mean that certain Administrative Services Agreement dated as of the date hereof between the Borrower and AK Steel, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Advance” shall mean any Revolving Credit Advance or Swing Line Advance, as the context may require.

“Advance Date” shall mean each day on which any Advance is made.

“Adverse Claim” shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Funding Agreement.

“Affected Party” shall mean each of the following Persons: each Lender, each L/C Issuer, the Administrative Agent, the Depositary and each Affiliate of the foregoing Persons.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

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“Agent Account” shall mean account number 50232854 with the Depositary in the name of the Administrative Agent.

“Aggregate Commitment” shall mean as to all Lenders, the aggregate commitment of all Lenders to make Advances and to incur Letters of Credit Obligations, which aggregate commitment shall be Three Hundred Million Dollars ($300,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.

“AK Steel” shall mean AK Steel Corporation, a Delaware corporation, and its successors and assigns.

“Appendices” shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

“Application and Agreement for Documentary Letter of Credit” shall mean an application for a documentary letter of credit in substantially the form attached to the Funding Agreement as Exhibit B-3.

“Application for Direct-Pay Letter of Credit” shall mean an application for a direct-pay letter of credit in substantially the form attached to the Funding Agreement as Exhibit B-4.

“Application for Documentary Letter of Credit” shall mean an application for a documentary letter of credit in substantially the form attached to the Funding Agreement as Exhibit B-2.

“Application for Standby Letter of Credit” shall mean an application for a standby letter of credit in substantially the form attached to the Funding Agreement as Exhibit B-1.

“Assignment Agreement” shall mean an assignment agreement in the form of Exhibit 14.02 attached to the Funding Agreement.

“Authorized Officer” shall mean, with respect to any corporation or limited liability company, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the General Counsel, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer, any manager or managing member and each other officer of such corporation or limited liability company specifically authorized to sign agreements, instruments or other documents on behalf of such corporation or limited liability company in connection with the transactions contemplated by the Sale Agreement, the Funding Agreement and the other Related Documents.

“Availability Block” shall mean $15,000,000.

“Bankruptcy Code” shall mean the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

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“Billed Amount” shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.

“Billing Date” shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.

“Borrower” shall mean AKS Receivables, LLC, a Delaware limited liability company, in its capacity as Borrower under the Funding Agreement.

“Borrower Account” shall mean account number 4110350616 maintained by the Borrower at the Borrower Account Bank, which account shall be subject to a Borrower Account Agreement.

“Borrower Account Agreement” shall mean any agreement among an Originator, the Borrower, GE Capital, as Administrative Agent, and the Borrower Account Bank with respect to the Borrower Account that provides, among other things, that (a) all items of payment deposited in the Borrower Account are held by the Borrower Account Bank as custodian for GE Capital, as Administrative Agent, (b) the Borrower Account Bank has no rights of setoff or recoupment or any other claim against the Borrower Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of the Borrower Account and for returned checks or other items of payment and (c) after notice from the Administrative Agent to the Borrower Account Bank, the Borrower Account Bank agrees to forward all Collections received in the Borrower Account to the Agent Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.

“Borrower Account Bank” shall mean the bank or other financial institution at which the Borrower Account is maintained, which shall initially be PNC Bank, National Association.

“Borrower Account Collateral” shall have the meaning assigned to it in Section 8.01(c) of the Funding Agreement.

“Borrower Assigned Agreements” shall have the meaning assigned to it in Section 8.01(b) of the Funding Agreement.

“Borrower Collateral” shall have the meaning assigned to it in Section 8.01 of the Funding Agreement.

“Borrower Obligations” shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to any Affected Party under the Funding Agreement and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note,

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agreement or other instrument, arising thereunder, including the Outstanding Principal Amount, interest, Unused Commitment Fees, Letter of Credit Fees, amounts in reduction of Funding Excess, Successor Servicing Fees and Expenses, Additional Amounts and Indemnified Amounts. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Borrower under any of the foregoing, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Lender or the Administrative Agent or any assignee of any Lender or the Administrative Agent as a preference, fraudulent transfer or otherwise.

“Borrowing” shall mean (i) the Revolving Credit Advances of the Lenders made collectively on any date pursuant to Section 2.01(a) of the Funding Agreement and as the same may thereafter be converted or continued, and (ii) each Swing Line Advance made by the Swing Line Lender at any time.

“Borrowing Base” means, as of any date of determination, the amount equal to the lesser of:

(a) the Aggregate Commitment minus the Availability Block,

and

(b) an amount equal to the positive difference, if any, of:

(i) the product of (1) the Dynamic Advance Rate multiplied by (2) the Net Receivables Balance,

minus

(ii) the sum of (X) an amount equal to the Availability Block, plus (Y) such other reserves as the Administrative Agent may determine from time to time (after consultation with the Borrower, provided that no such consultation shall be required after the occurrence and during the continuance of a Termination Event) based upon its reasonable credit judgment;

in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise reasonably determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which

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determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

“Borrowing Base Certificate” shall have the meaning assigned to it in Section 5.02(b) of the Funding Agreement.

“Borrowing Request” shall have the meaning assigned to it in Section 2.03(a) of the Funding Agreement.

“Breakage Costs” shall have the meaning assigned to it in Section 2.10 of the Funding Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York, the State of Illinois or, with respect to any remittances to be made by a Collection Account Bank or to any related Collection Account, in the jurisdiction(s) in which the Collection Account(s) maintained by such Collection Account Bank is located.

“Buyer” shall mean AKS Receivables, LLC, a Delaware limited liability company, in its capacity as Buyer under the Sale Agreement.

“Buyer Indemnified Person” shall have the meaning assigned to it in Section 5.01 of the Sale Agreement.

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral Account” shall have the meaning assigned to it in Section 2.12(c)(i) of the Funding Agreement.

“Cash Equivalents” shall have the meaning assigned to it in Section 2.12(c)(i) of the Funding Agreement.

“Change of Control” shall mean any event, transaction or occurrence as a result of which (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended) of 40% or more of the issued and outstanding shares of capital Stock of the Parent having the right to vote for the election of directors of the respective entity under ordinary circumstances; (b) during any twelve (12) consecutive calendar months ending after the Closing Date, individuals who at the beginning of such twelve-month period constituted the board of

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directors of the Parent (together with any new directors whose election by such board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of the Parent then in office; (c) the Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock, directly or indirectly, of any Originator or the Borrower; (d) the Member shall cease to own directly or indirectly and control all of the economic and voting rights associated with the outstanding Stock of the Borrower; or (e) the Parent has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of its assets.

“Charges” shall mean (i) all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on Borrower Collateral or any other property of the Borrower or any Originator and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower or any Originator.

“Closing Date” shall mean May 27, 2004.

“Collection Account” shall mean any deposit account established by or assigned to the Borrower for the deposit of Collections pursuant to and in accordance with Section 6.01(a) of the Funding Agreement.

“Collection Account Agreement” shall mean any agreement among an Originator, the Borrower, GE Capital, as Administrative Agent, and a Collection Account Bank with respect to a Lockbox and Collection Account that provides, among other things, that (a) all items of payment deposited in such Lockbox and Collection Account are held by such Collection Account Bank as custodian for GE Capital, as Administrative Agent, (b) such Collection Account Bank has no rights of setoff or recoupment or any other claim against such Collection Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such Collection Account and for returned checks or other items of payment and (c) such Collection Account Bank agrees to forward all Collections received in such Collection Account to the Concentration Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.

“Collection Account Bank” shall mean any bank or other financial institution at which one or more Collection Accounts are maintained.

“Collections” shall mean, with respect to any Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible).

“Commitment” shall mean as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances (and, with respect to the Swing Line Lender, Swing

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Line Advances) and to incur Letters of Credit Obligations as set forth in the signature page to the Funding Agreement or in the most recent Assignment Agreement executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.

“Commitment Reduction Notice” shall have the meaning assigned to it in Section 2.02(a) of the Funding Agreement.

“Commitment Termination Date” shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Funding Agreement, (b) the Final Advance Date, and (c) the date of termination of the Aggregate Commitment specified in a notice from the Borrower to the Lenders delivered pursuant to and in accordance with Section 2.02(b) of the Funding Agreement.

“Commitment Termination Notice” shall have the meaning assigned to it in Section 2.02(b) of the Funding Agreement.

“Concentration Account” shall mean account number 4110350587 maintained by the Borrower at Concentration Account Bank, which account shall be subject to a Concentration Account Agreement.

“Concentration Account Agreement” shall mean any agreement among an Originator, the Borrower, GE Capital, as Administrative Agent, and the Concentration Account Bank with respect to the Concentration Account that provides, among other things, that (a) all items of payment deposited in the Concentration Account are held by the Concentration Account Bank as custodian for GE Capital, as Administrative Agent, (b) the Concentration Account Bank has no rights of setoff or recoupment or any other claim against the Concentration Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of the Concentration Account and for returned checks or other items of payment and (c) the Concentration Account Bank agrees to forward all Collections received in the Concentration Account to the Borrower Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.

“Concentration Account Bank” shall mean the bank or other financial institution at which the Concentration Account is maintained, which shall initially be PNC Bank, National Association.

“Concentration Percentage” shall mean, with respect to an Obligor as of any date of determination, the General Concentration Percentage or, if applicable, the Special Concentration Percentage for such Obligor at such date of determination.

“Contract” shall mean any agreement or invoice pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

“Contributed Receivables” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

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“Credit Agreement” shall mean that certain Credit Agreement, dated as of July 24, 2003, among AK Steel Holding Corporation, AK Steel Corporation, the financial institutions party thereto, The CIT Group/Business Credit, Inc., Bank One, NA and Congress Financial Corporation, as co-documentation agents, GE Capital, as syndication agent and collateral agent, and Credit Suisse First Boston, acting through its Cayman Islands branch, as administrative agent, and as in effect on Closing Date together with all amendments, restatements, supplements or modifications thereto that are in effect on the Closing Date or adopted from time to time thereafter to the extent not prohibited under the Related Documents, and any refinancings, replacements or refundings thereof that (a) are agreed to by (i)(A) Lenders having in the aggregate more than fifty percent (50%) of the Aggregate Commitment, or (B) if the Commitments have been terminated, Lenders having in the aggregate more than fifty percent (50%) of the aggregate Outstanding Principal Amount and (ii) the Administrative Agent or (b) (i) have terms and conditions no less favorable (as determined by the Administrative Agent, in the exercise of its reasonable credit judgment) to the Administrative Agent (in its capacity as such) or any Lender (in its capacity as such) than the terms and conditions of the existing Credit Agreement (as then in effect) and (ii) with respect to which an intercreditor agreement having terms and conditions no less favorable (as determined by the Administrative Agent, in the exercise of its reasonable credit judgment) to the Administrative Agent (in its capacity as such) or any Lender (in its capacity as such) than the terms and conditions of the Intercreditor Agreement has been duly executed and delivered.

“Credit and Collection Policies” shall mean the written credit, collection, customer relations and service policies of the Originators in effect on the Closing Date and attached as Exhibit A to the Funding Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Administrative Agent.

“Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services payment for which is deferred 90 days or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all liabilities of such Person under Title IV of ERISA, (i) all Guaranteed Indebtedness of such Person, (j) all indebtedness referred to in clauses (a) through (j) above secured by (or for which the holder of such indebtedness has an

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existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (k) all “Indebtedness” as such term is defined in the Credit Agreement, (l) all “Loans” and other obligations of AK Steel under the Credit Agreement (which shall only be Debt of AK Steel and any Person who guarantees such Debt), and (m) the Borrower Obligations.

“Defaulted Receivable” shall mean any Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than 64 days after its Maturity Date, (b) with respect to which the Obligor thereunder has taken any action, or suffered any event to occur, of the type described in Sections 9.01(d) or 9.01(e) of the Funding Agreement, unless, in the case of a bankruptcy proceeding, the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained the requisite court approval to pay the pre-petition claims of such Originator on an administrative priority basis, or (c) that otherwise has been or should be written off in accordance with the Credit and Collection Policies.

“Default Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the aggregate Outstanding Balance of all Defaulted Receivables as of the last day of the three Settlement Periods immediately preceding such date;

to

(b) the aggregate Outstanding Balance of all Transferred Receivables as of the last day of the three Settlement Periods immediately preceding such date.

“Delinquency Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the aggregate Outstanding Balance of all Receivables with respect to which any payment, or part thereof, is between 35 and 64 days past due as of the last day of the three Settlement Periods immediately preceding such date to

(b) the aggregate Outstanding Balance of all Transferred Receivables as of the last day of the three Settlement Periods immediately preceding such date.

“Depositary” has the meaning given such term in Section 6.01(c)(i) of the Funding Agreement.

“Dilution Factors” shall mean, with respect to any Receivable, any portion of which (a) was reduced, canceled or written-off as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or

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repossessed merchandise or services, or any failure by any Originator to deliver any merchandise or services or otherwise perform under the underlying Contract or invoice, (ii) any change in or cancellation of any of the terms of the underlying Contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment by the applicable Originator which reduces the amount payable by the Obligor on the related Receivable except to the extent based on credit related reasons, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the Obligor thereof).

“Dilution Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the aggregate Dilution Factors for all Transferred Receivables during the Settlement Period immediately preceding such date to

(b) the aggregate Billed Amount of all Transferred Receivables originated during the Settlement Period immediately preceding such date.

“Dilution Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) equal to the sum of (i) two times the average of the Dilution Ratios as of the last day of each of the three Settlement Periods immediately preceding such date, plus (ii) 5%.

“Dilution Trigger Ratio” shall mean, as of any date of determination, the average of the Dilution Ratios for the three most recently ended Settlement Periods.

“Dollars” or “$” shall mean lawful currency of the United States of America.

“Dynamic Advance Rate” shall mean, as of any date of determination, the lesser of (i) 85% and (ii) a percentage equal to 100% minus the Dilution Reserve Ratio as of such date.

“Effective Date” shall have the meaning given to such term in Section 3.01 of the Funding Agreement.

“Election Notice” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

“Eligible Receivable” shall mean, as of any date of determination, a Transferred Receivable:

(a) (i) that is due and payable within 60 days of the Billing Date thereof and does not have cash on delivery or C.O.D. payment terms and (ii) with respect to which no payment or part thereof remains unpaid for more than 64 days after its Maturity Date or more than 124 days after its Billing Date;

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(b) that is not a liability of an Excluded Obligor or an Obligor with respect to which more than 50% of the aggregate Outstanding Balance of all Receivables owing by such Obligor are more than 64 days past due from the Maturity Date thereof or more than 124 days past due from the Billing Date thereof;

(c) that is not a liability of an Obligor organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions) or the Provinces of Alberta, Ontario or Quebec, Canada;

(d) that is denominated and payable in Dollars in the United States of America and is not represented by a note or other negotiable instrument or by chattel paper;

(e) that is not subject to any right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim (with only the portion of any such Receivable subject to any such right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim being considered an Ineligible Receivable by virtue of this clause (e)), whether arising out of transactions concerning the Contract therefor or otherwise;

(f) with respect to which the Obligor thereunder is not: (i) unable to make payment of its obligations when due, (ii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iii) the subject of a comparable receivership or insolvency proceeding; provided, however, that subject to the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), if a Receivable is not eligible as a result of this clause (f) because the Obligor thereof is the subject of bankruptcy proceedings, but would otherwise constitute an Eligible Receivable hereunder, such Receivable shall be an Eligible Receivable so long as the Obligor thereof has designated the applicable Originator as a “critical vendor” and obtained the requisite court approval to pay the pre-petition claims of such Originator on an administrative priority basis;

(g) that is not an Unapproved Receivable;

(h) that does not represent “billed but not yet shipped” goods or merchandise, partially performed or unperformed services, consigned goods or “sale or return” goods and does not arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;

(i) as to which the representations and warranties of Sections 4.01(v)(ii) through (iv) of the Sale Agreement are true and correct in all respects as of the Transfer Date therefor;

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(j) that is not the liability of an Obligor that has any claim of a material nature against or affecting the Originator thereof or the property of such Originator which gives rise to a right of set-off against such Receivable (with only that portion of Receivables owing by such Obligor equal to the amount of such claim being an Ineligible Receivable);

(k) that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;

(l) that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

(m) that is entitled to be paid pursuant to the terms of the Contract therefor and has not been paid in full or been compromised, reduced, satisfied, subordinated or rescinded (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies); provided that only that portion of such Receivable which has not been compromised, reduced, satisfied, subordinated or rescinded shall be an Eligible Receivable;

(n) that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation that, in each case, could reasonably be expected to have a material adverse effect on the collectibility of such Receivable;

(o) with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder; provided, however, that subject to the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), if a Receivable is not eligible as a result of a bankruptcy proceeding with respect to the Obligor thereof, but would otherwise constitute an Eligible Receivable hereunder, such Receivable shall be an Eligible Receivable so long as the Obligor thereof has designated the applicable Originator as a “critical vendor” and obtained the requisite court approval to pay the pre-petition claims of such Originator on an administrative priority basis, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the validity or enforceability of such Receivable or such Contract;

(p) (i) that is an “account” within the meaning of the UCC (or any other applicable legislation) of the jurisdictions in which the each of the Originators, the Parent and the Borrower are organized and in which chief executive offices of each of the Originators, the Parent and the Borrower are located and (ii) under the terms of the related Contract, the right to payment thereof may be freely assigned, including as a result of compliance with applicable law (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law);

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(q) that is payable solely and directly to an Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made to a Lockbox or otherwise as directed pursuant to Article VI of the Funding Agreement;

(r) with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor which are necessary for the enforcement thereof, have been duly obtained, effected or given and are in full force and effect;

(s) that is created through the provision of merchandise, goods or services by the Originator thereof in the ordinary course of its business;

(t) that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a “cash on delivery” basis;

(u) that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;

(v) that is not subject to any Lien, right, claim, security interest or other interest of any other Person, other than Liens in favor of the Administrative Agent for the benefit of the Lenders;

(w) to the extent such Transferred Receivable represents sales tax, such portion of such Receivable shall not be an Eligible Receivable;

(x) that does not represent the balance owed by an Obligor on a Receivable in respect of which the Obligor has made partial payment; provided that if a Receivable is not eligible as a result of this clause (x), but would otherwise constitute an Eligible Receivable hereunder, such Receivable shall be an Eligible Receivable if the prior written consent of the Administrative Agent has been obtained;

(y) with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise; and

(z) that complies with such other criteria and requirements as the Administrative Agent in its reasonable credit judgment (after consultation with the Borrower, provided that no such consultation shall be required after the occurrence and during the continuance of a Termination Event), may from time to time specify to the Borrower or the Originator thereof upon not less than one Business Day prior written notice.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

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“ERISA Affiliate” shall mean, with respect to any Originator, any trade or business (whether or not incorporated) that, together with such Originator, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” shall mean, with respect to any Originator or any ERISA Affiliate, the occurrence of one or more of the following events: (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation, except that, notwithstanding the preceding clause, the reportable event relating to tax qualification described in Section 4043(c)(1) shall constitute an ERISA Event); (b) the withdrawal of any Originator or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination under Section 4041(c) of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status.

“Event of Servicer Termination” shall have the meaning assigned to it in Section 9.02 of the Funding Agreement.

“Excess Concentration Amount” shall mean, with respect to any Obligor of a Receivable and as of any date of determination after giving effect to all Eligible Receivables transferred on such date, the amount by which the Outstanding Balance of Eligible Receivables owing by such Obligor exceeds (i) the Concentration Percentage for such Obligor multiplied by (ii) the Outstanding Balance of all Eligible Receivables on such date; provided, however, that in the case of an Obligor which is an Affiliate of other Obligors, the Excess Concentration Amount for such Obligor shall be calculated as if such Obligor and such one or more affiliated Obligors were one Obligor.

“Excluded Obligor” shall mean any Obligor (a) that is an Affiliate of any Originator, the Parent or the Borrower, or (b) that is a Governmental Authority (unless all assignment of claims statutes and regulations applicable to such Governmental Authority’s Receivables have been complied with in a manner acceptable to the Administrative Agent).

“Existing Letters of Credit” shall mean those Letters of Credit identified on Schedule 2.12 to the Funding Agreement.

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“Existing Securitization” shall mean that certain Amended and Restated Purchase and Servicing Agreement dated as of October 1, 1999, as amended, among AK Steel Receivables Ltd., AK Steel Corporation, the Purchasers party thereto, and PNC Bank, National Association.

“Extended Term Receivable Overconcentration Amount” shall mean, at any time, the excess, if any, of (i) the aggregate Outstanding Balance of Eligible Receivables which are due and payable more than 45 days but less than 60 days after the Billing Date therefor, over (ii) twenty percent (20%) of the aggregate Outstanding Balance of all Eligible Receivables; provided, however, that Receivables owing by General Motors Corporation which are due and payable more than 45 days but less than 60 days after the Billing Date therefor shall be excluded from the foregoing calculation so long as the payment terms of such Receivables require that the Outstanding Balance thereof be paid on the second day of the second month following the date on which such Receivable arose.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean that certain letter agreement dated April 23, 2004 between the Parent and the Administrative Agent.

“Fees” shall mean any and all fees payable to the Administrative Agent or any Lender pursuant to the Funding Agreement or any other Related Document, including, without limitation, the Unused Commitment Fee and the Letter of Credit Fee.

“Final Advance Date” shall mean July 25, 2007, as such date may be extended for up to two additional years with the consent of the Borrower, the Lenders and the Administrative Agent, which extension shall be subject to the payment by the Borrower to the Administrative Agent (for its account and the account of the Lenders) of a fee in the amount of 0.25% multiplied by the Aggregate Commitment at the time of any such extension.

“Funding Agreement” shall mean that certain Receivables Funding Agreement dated as of May 27, 2004, among the Borrower, the Lenders, the Servicer and the Administrative Agent as amended, supplemented, restated or otherwise modified from time to time.

“Funding Availability” shall mean, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Outstanding Principal Amount, in each case as of the end of the immediately preceding day.

“Funding Excess” shall mean, as of any date of determination, the extent to which the Outstanding Principal Amount exceeds the Borrowing Base, in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to

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it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied as such term is further defined in Section 2(a) of this Annex X.

“GE Capital” shall mean General Electric Capital Corporation, a Delaware corporation, and its successors and assigns.

“General Concentration Percentage” shall mean at any time of determination with respect to any Obligor, 4.0%.

“General Trial Balance” shall mean, with respect to any Originator and as of any date of determination, such Originator’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Borrower and the Administrative Agent.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Incipient Servicer Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.

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“Incipient Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including, but not limited to, reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Indemnified Person” shall have the meaning assigned to it in Section 12.01(a) of the Funding Agreement.

“Indemnified Taxes” shall have the meaning assigned to it in Section 2.08(j) of the Funding Agreement.

“Index Rate” shall mean, for any day, a floating rate equal to the sum of (a) the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans at large U.S. money center commercial banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the sum of the Federal Funds Rate plus fifty (50) basis points per annum, plus (b) 0.25% per annum. Each change in any interest rate provided for in the Funding Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the Index Rate.

“Ineligible Receivable” shall mean any Receivable (or portion thereof) which fails to satisfy all of the requirements of an “Eligible Receivable” set forth in the definition thereof.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of May 27, 2004 among the Borrower, AK Steel, GE Capital and Credit Suisse First Boston, acting through its Cayman Islands branch, as the same may be amended, restated, supplemented or otherwise modified or replaced from time to time.

“Interest Payment Date” shall mean, with respect to any Advance, (a) as to any Index Rate Advance, the first Business Day of each month to occur while such Index Rate Advance is outstanding, and (b) as to any LIBOR Rate Advance, the last day of the applicable LIBOR Period; provided, further, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the aggregate Outstanding Principal Amount has been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued under the Funding Agreement.

“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. § § 80a et seq., and any regulations promulgated thereunder.

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“Investments” shall mean, with respect to any Borrower Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

“IRC” shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service.

“Lender” shall mean each financial institution party to the Funding Agreement in its capacity as a lender (including the Swing Line Lender in its capacity as such) together with the successors and assigns of any of the foregoing.

“L/C Guaranty” shall have the meaning assigned to it in Section 2.12(a) of the Funding Agreement.

“L/C Issuer” shall mean (i) GE Capital or a Subsidiary thereof, (ii) any Lender or (iii) any other bank or legally authorized Person, in each case, selected by the Borrower and acceptable to Administrative Agent in its sole discretion.

“L/C Note” shall have the meaning assigned to such term in Section 2.01(c)(iii) of the Sale Agreement.

“L/C Sublimit” shall mean $200,000,000.

“Letter of Credit Fee” shall mean a fee equal to the product of (i) the aggregate outstanding Letter of Credit Obligations as of any date of determination and (ii) 1.75% per annum.

“Letter of Credit Obligations” shall mean, as of any date of determination, an amount equal to the sum of (i) the maximum aggregate amount available for drawing as of such date under all outstanding Letters of Credit, plus (ii) the aggregate amount all draws as of such date under all outstanding Letters of Credit which have not been reimbursed either by the Borrower or through the making of Revolving Credit Advances pursuant to Section 2.12(b) of the Funding Agreement.

“Letters of Credit” means documentary, direct-pay or standby letters of credit issued for the account of the Borrower by any L/C Issuer, and bankers’ acceptances issued by the Borrower, for which the Administrative Agent and the Lenders have incurred Letter of Credit Obligations, including the Existing Letters of Credit.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

“LIBOR Period” shall mean, with respect to any LIBOR Rate Advance, each period commencing on a LIBOR Business Day selected by the Borrower pursuant to the Funding Agreement and ending one, two or three months thereafter, as selected by Borrower’s

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irrevocable notice to the Administrative Agent in a Borrowing Request as set forth in Section 2.03(a) of the Funding Agreement or a Notice of Continuation/Conversion as set forth in Section 2.06(c) of the Funding Agreement; provided that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c) any LIBOR Period pertaining to a LIBOR Rate Advance that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such LIBOR Period would otherwise end) shall end on the last LIBOR Business Day of the calendar month during which such LIBOR Period would otherwise end;

(d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Rate Advance during a LIBOR Period for such Revolving Advance; and

(e) Borrower shall select LIBOR Periods so that there shall be no more than ten (10) Borrowings consisting of LIBOR Rate Advances in existence at any one time.

“LIBOR Rate” shall mean for each LIBOR Period, a rate of interest determined by the Administrative Agent equal to the sum of 1.75% plus:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of each LIBOR Period (unless the first day of such Settlement Period is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;

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provided, that if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for a Lender to agree to make or to make or to continue to fund or maintain any Revolving Credit Advances at the LIBOR Rate, then, unless that Lender is able to make or to continue to fund or to maintain such Revolving Credit Advances at another branch or office of such Lender without, in such Lender’s reasonable opinion, adversely affecting it or its Outstanding Principal Amount or the income obtained therefrom, the LIBOR Rate shall in all such cases be equal to the Index Rate.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Borrower.

“LIBOR Rate Advance” shall mean a Revolving Credit Advance or portion thereof bearing interest by reference to the LIBOR Rate.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Lockbox” shall have the meaning assigned to it in Section 6.01(a)(ii) of the Funding Agreement.

“Managing Member” shall mean AKSR Investments, Inc., an Ohio corporation, and its successors and assigns.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial or other condition of (i) any Originator or the Originators considered as a whole, (ii) the Borrower, or (iii) the Servicer, (b) the ability of any Originator, the Borrower or the Servicer to perform any of its material obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of the Borrower, the Lenders or the Administrative Agent under any Related Document or (d) the Transferred Receivables (or collectibility thereof), the Contracts therefor, the Borrower Collateral (in each case, taken as a whole) or the ownership interests or Liens of the Borrower or the Lenders or the Administrative Agent thereon or the priority of such interests or Liens.

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“Maturity Date” shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 30 days from the Billing Date.

“Member” shall mean each of AK Steel and the Managing Member, and “Members” shall mean, collectively, AK Steel and the Managing Member.

“Monthly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which any Originator or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Receivables Balance” means, as of any date of determination, the amount equal to:

(a) the Outstanding Balance of Eligible Receivables,

minus

(b) the sum of (i) the Excess Concentration Amount, plus (ii) the Extended Term Receivable Overconcentration Amount;

in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

“Notes” shall mean, collectively, the Revolving Notes and the Swing Line Note.

“Notice of Continuation/Conversion” shall have the meaning assigned to such term in Section 2.06(c) of the Funding Agreement.

“Obligor” shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

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“Originator” shall mean AK Steel Corporation and each of the other Subsidiaries of Parent which is a party to the Sale Agreement and any other Person approved by the Administrative Agent in writing from time to time.

“Originator Support Agreement” shall mean an Agreement in form and substance acceptable to the Administrative Agent, among each Originator and the Administrative Agent.

“Outstanding Balance” shall mean, with respect to any Receivable, as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to, or any other modifications by, the Originator, the Borrower or the Servicer that reduce such Billed Amount; provided, that if the Administrative Agent or the Servicer makes a good faith determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

“Outstanding Principal Amount” shall mean, as of any date of determination, the amount equal to (a) the aggregate Advances made by, and Letter of Credit Obligations incurred by, the Lenders under the Funding Agreement on or before such date, minus (b) the aggregate amounts disbursed to any Lender in reduction of the principal of such Advances or such Letter of Credit Obligations pursuant to the Funding Agreement on or before such date; provided, that references to the Outstanding Principal Amount of any Lender shall mean an amount equal to (x) the aggregate Advances made by, and Letter of Credit Obligations incurred by, such Lender pursuant to the Funding Agreement on or before such date, minus (b) the aggregate amounts disbursed to such Lender in reduction of the principal of such Advances or such Letter of Credit Obligations pursuant to the Funding Agreement on or before such date.

“Parent” shall mean AK Steel Holding Corporation, a Delaware corporation.

“Parent Group” shall mean the Parent and each of its Affiliates other than the Borrower.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean a Plan described in Section 3(2) of ERISA.

“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges or levies not yet due and payable; (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, government contracts, contracts (other than contracts for the payment of money) or leases to which any Originator, the Borrower or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Borrower or the Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Borrower or

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the Servicer is a party; (h) any attachment or judgment Lien securing the payment of money in an aggregate amount less than $1,000,000, or, if greater than such amount, which is discharged or stayed within thirty (30) days after entry thereof; (i) Liens existing on the Closing Date and listed on Schedule 5.03(b) of the Funding Agreement; and (j) presently existing or hereinafter created Liens in favor of the Buyer, the Borrower, the Lenders or the Administrative Agent.

“Permitted Investments” shall mean any of the following:

(a) obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;

(b) repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(c) federal funds, certificates of deposit, time deposits and bankers’ acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more than 90 days or, in the case of bankers’ acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(d) commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 180 days that on the date of acquisition are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s; and

(e) securities of money market funds rated at least Aam or the equivalent by S&P and P-1 or the equivalent by Moody’s.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

“Plan” shall mean, at any time during the preceding five years, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Originator or ERISA Affiliate.

“Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the Aggregate Commitment, as such percentage may be adjusted by assignments permitted pursuant to Section 14.02 of the Funding Agreement.

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“Projections” shall mean the Parent’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements consistent with the historical financial statements of the Parent, together with appropriate supporting details and a statement of underlying assumptions.

“Qualified Plan” shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Rating Agency” shall mean Moody’s or S&P.

“Ratios” shall mean, collectively, the Default Ratio, the Delinquency Ratio, the Dilution Ratio, the Receivables Collection Turnover and the Dilution Reserve Ratio.

“Receivable” shall mean, with respect to any Obligor:

(a) indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible (under which the Obligor’s principal obligation is a monetary obligation)) arising from the provision of merchandise, goods or services by an Originator, or other Person approved by the Administrative Agent in its sole discretion, to such Obligor, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;

(b) all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

(c) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(d) all right, title and interest of any Originator, the Parent or the Borrower in and to any goods (including returned, repossessed or foreclosed goods) the sale of which gave rise to a Receivable; provided, that “Receivable” will not include returned goods to the extent that all amounts required to be paid pursuant to the Sale Agreement in respect of such returned goods have been paid;

(e) all Collections with respect to any of the foregoing;

(f) all Records with respect to any of the foregoing; and

(g) all proceeds with respect to any of the foregoing.

“Receivables Assignment” shall have the meaning assigned to such term in Section 2.01(a) of the Sale Agreement.

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“Receivables Collection Turnover” shall mean, as of any date of determination, the amount (expressed in days) equal to:

(a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables on the first day of the three (3) Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to aggregate Collections received during such three (3) Settlement Periods with respect to all Transferred Receivables, multiplied by

(b) the average number of days per period contained in such three (3) Settlement Periods.

“Records” shall mean all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, any Sub-Servicer or the Borrower with respect to the Receivables and the Obligors thereunder and the Borrower Collateral.

“Refunding Swing Line Loan” shall have the meaning assigned to it in Section 2.01(b)(iii) of the Funding Agreement.

“Regulatory Change” shall mean any change after the Closing Date in any federal, state or foreign law or regulation (including Regulation D of the Federal Reserve Board) or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party.

“Reimbursement Date” shall have the meaning assigned to it in Section 2.12(b)(ii) of the Funding Agreement.

“Reimbursement Obligations” shall mean the sum of (i) all matured reimbursement or repayment obligations of the Borrower to an L/C Issuer, the Administrative Agent and the Lenders with respect to amounts drawn on a Letter of Credit, whether pursuant to Section 2.12(b)(i) of the Funding Agreement or otherwise, plus (ii) without duplication, all amounts payable by the Borrower to the Administrative Agent in respect of amounts paid by the Administrative Agent to an L/C Issuer in accordance with the terms of an L/C Guaranty, plus (iii) all interest accrued with respect to the foregoing pursuant to Section 2.12(b)(ii) of the Funding Agreement.

“Rejected Amount” shall have the meaning assigned to it in Section 4.04 of the Sale Agreement.

“Related Documents” shall mean each Collection Account Agreement, the Concentration Account Agreement, the Borrower Account Agreement, the Sale Agreement, the Funding Agreement, the Revolving Notes, the Swing Line Note, each Receivables Assignment, the Subordinated Notes, the Originator Support Agreement and all other agreements,

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instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Sale Agreement, the Funding Agreement or the transactions contemplated thereby. Any reference in the Sale Agreement, the Funding Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

“Repayment Notice” shall have the meaning assigned to it in Section 2.03(h) of the Funding Agreement.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA.

“Requisite Lenders” shall mean (a) two or more Lenders having in the aggregate more than sixty-six and two-thirds percent (66 2/3%) of the Aggregate Commitment, or (b) if the Commitments have been terminated, two or more Lenders having in the aggregate more than sixty-six and two-thirds percent (66 2/3%) aggregate Outstanding Principal Amount; provided that if at any time there is only one Lender party to the Funding Agreement, “Requisite Lenders” shall mean such Lender.

“Revolving Credit Advance” shall have the meaning assigned to it in Section 2.01 of the Funding Agreement.

“Revolving Note” shall have the meaning assigned to such term in Section 2.01(b) of the Funding Agreement.

“Revolving Period” shall mean the period from and including the Closing Date through and including the day immediately preceding the Commitment Termination Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale” shall mean with respect to a sale of receivables under the Sale Agreement, a sale of Receivables by an Originator to the Borrower in accordance with the terms of the Sale Agreement.

“Sale Agreement” shall mean that certain Receivables Sale Agreement dated as of May 27, 2004, among each Originator and the Borrower, as the Buyer thereunder, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Sale Price” shall mean, with respect to any Sale of Sold Receivables, a price calculated by the Borrower and approved from time to time by the Administrative Agent equal to:

(a) the Outstanding Balance of such Sold Receivables, minus

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(b) the expected costs to be incurred by the Borrower in financing the purchase of such Sold Receivables until the Outstanding Balance of such Sold Receivables is paid in full, minus

(c) the portion of such Sold Receivables that are reasonably expected by such Originator on the Transfer Date to become Defaulted Receivables by reason of clause (b) of the definition thereof, minus

(d) the portion of such Sold Receivables that are reasonably expected by such Originator on the Transfer Date to be reduced by means other than the receipt of Collections thereon or pursuant to clause (c) above, minus

(e) amounts expected to be paid to the Servicer with respect to the servicing, administration and collection of such Sold Receivables;

provided, that such calculations shall be determined based on the historical experience of (y) such Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (z) the Borrower, with respect to the calculations required in clauses (b) and (e) above.

“Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Sale Agreement, the Funding Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Funding Agreement and the Sale Agreement.

“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

“Servicer” shall mean AK Steel Corporation, a Delaware corporation, in its capacity as the Servicer under the Funding Agreement, or any other Person designated as a Successor Servicer in accordance with the terms of the Funding Agreement.

“Servicer Termination Notice” shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer’s appointment under the Funding Agreement has been terminated.

“Servicing Fee” shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the Outstanding Principal Amount on such day.

“Servicing Fee Rate” shall mean 1.00%.

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“Servicing Officer” shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name appears on any Officer’s Certificate listing servicing officers furnished to the Administrative Agent by the Servicer, as such certificate may be amended from time to time.

“Servicing Records” shall mean all Records prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.

“Settlement Date” shall mean (i) the first Business Day of each calendar month and (ii) any other date designated as such by the Administrative Agent in its sole discretion.

“Settlement Period” shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month.

“Sold Receivable” shall have the meaning assigned to it in Section 2.01(b) of the Sale Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person’s ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Concentration Percentage” shall mean, with respect to any Obligor, that percentage, if any, set forth in Annex Z to the Funding Agreement with respect to such Obligor (provided that in the event that there is a material deterioration in the creditworthiness of any Obligor with respect to which a Special Concentration Percentage has been established, the Administrative Agent (after consultation with the Borrower, provided that no such consultation shall be required after the occurrence and during the continuance of a Termination Event) may reduce the Special Concentration Percentage applicable to such Obligor by an amount which, in

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the Administrative Agent’s reasonable credit judgment, is appropriate in light of such deterioration).

“Stock” shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.

“Subordinated Loan” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Subordinated Note” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Sub-Servicer” shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Funding Agreement relating to the servicing, administration or collection of the Transferred Receivables.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

“Substitute Institution” shall have the meaning assigned to it in Section 2.09(f) of the Funding Agreement.

“Substitution Notice” shall have the meaning assigned to it in Section 2.09(f) of the Funding Agreement.

“Successor Servicer” shall have the meaning assigned to it in Section 11.02 of the Funding Agreement.

“Successor Servicing Fees and Expenses” shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Borrower, the Lenders and the Administrative Agent.

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“Supermajority Lenders” shall mean (a) Lenders having more than eighty percent (80%) of the Aggregate Commitment, or (b) if the Commitments have been terminated, Lenders having more than eighty percent (80%) aggregate Outstanding Principal Amount.

“Swing Line Advance” shall have the meaning assigned to it in Section 2.01(b)(i) of the Funding Agreement.

“Swing Line Commitment” shall mean, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances pursuant to the terms of the Funding Agreement. As of the Closing Date, the Swing Line Commitment is $30,000,000.

“Swing Line Lender” shall mean GE Capital, and its successors and assigns.

“Swing Line Loan” shall mean at any time, the aggregate amount of Swing Line Advances outstanding to the Borrower.

“Swing Line Note” shall have the meaning assigned to it in Section 2.01(b)(ii) of the Funding Agreement.

“Termination Date” shall mean the date on which (a) the Outstanding Principal Amount has been permanently reduced to zero, (b) all other Borrower Obligations under the Funding Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Aggregate Commitment has been irrevocably terminated in accordance with the provisions of Section 2.02(b) of the Funding Agreement.

“Termination Event” shall have the meaning assigned to it in Section 9.01 of the Funding Agreement.

“Third-Party L/C Issuer” shall have the meaning assigned to it in Section 2.12(a) of the Funding Agreement.

“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Transfer” shall mean any Sale or contribution of Transferred Receivables by any Originator to the Borrower pursuant to the terms of the Sale Agreement.

“Transfer Date” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Transferred Receivable” shall mean any Sold Receivable or Contributed Receivable; provided, that any Receivable repurchased by an Originator thereof pursuant to Section 4.04 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Borrower.

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“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

“Unapproved Receivable” shall mean any receivable (a) with respect to which the obligor thereunder is not an Obligor on any Transferred Receivable and whose customer relationship with an Originator arises as a result of the acquisition by such Originator of another Person or (b) that was originated in accordance with standards established by another Person acquired by an Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval.

“Underfunded Plan” shall mean any Plan that has an Underfunding.

“Underfunding” shall mean, with respect to any Title IV Plan, the excess, if any, of (a) the present value of all benefits under the Title IV Plan (based on the assumptions used to fund the Title IV Plan pursuant to Section 412 of the IRC) as of the most recent valuation date over (b) the fair market value of the assets of such Title IV Plan as of such valuation date.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction that might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Originator or any ERISA Affiliate as a result of such transaction.

“Unused Commitment Fee” shall mean a fee equal to the product of (i) the amount by which the Aggregate Commitment exceeds the Outstanding Principal Amount (in each case, as of any date of determination) and (ii) 0.50%.

SECTION 2. Other Terms and Rules of Construction.

(a) Accounting Terms. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

(b) Other Terms. All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.

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(c) Rules of Construction. Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

(d) Rules of Construction for Determination of Ratios. The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with the form of Monthly Report. For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

(e) Rules for Interpretation of Provisions Requiring Consultation with the Borrower. Whenever reference is made in Annex X or in any related Document to the Administrative Agent acting “after consultation with the Borrower” or words to similar effect, such references shall be interpreted to mean that the Administrative Agent shall give the Borrower prior notice of the action the Administrative Agent proposes to take and an opportunity to discuss such action with the Administrative Agent promptly after such notice, but the manner and time period allotted for such discussions (before such action shall become effective) shall be in the sole discretion of the Administrative Agent, and in no event shall any such reference be interpreted as giving the Borrower consent rights with respect to any such proposed action; provided that no such consultation shall be required after the occurrence and during the continuance of a Termination Event.

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